Exhibit 99.1
News
CapitalSource Inc.
4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
•	Net Loss of $1.07 Per Diluted Share for the Quarter; Adjusted Earnings $0.55 Per Diluted Share for the Quarter

•	Macroeconomic Conditions Drove Higher Quarterly Charge Offs of $184 Million and a 159% Increase in Reserves for Future Loan Losses to $424 Million at December 31, 2008

•	Completed Amendment of Syndicated Credit Facility

•	Continued Lending in the Current Market Conditions, with $264 Million of Net Loan Growth at CapitalSource Bank in the Quarter

•	Formally Revoked REIT Status as of January 1, 2009

•	Completed Sale of All Remaining Agency MBS in REIT Compliance Portfolio in Early 2009
Chevy Chase, Md., February 27, 2009 — CapitalSource Inc. (NYSE: CSE) today announced financial results for the fourth quarter and full year 2008. GAAP net loss for the quarter was $298 million, or $1.07 loss per diluted share, and Adjusted Earnings for the quarter was $154 million, or $0.55 per diluted share. GAAP net loss for the full year was $223 million, or $0.89 loss per diluted share, and Adjusted Earnings for the full year was $378 million, or $1.50 per diluted share.
“The fourth quarter of 2008 was challenging as we experienced credit deterioration in our non-bank portfolio related to the decline in general economic conditions during the quarter and continuing uncertainty in the credit markets,” said John K. Delaney, CapitalSource Chairman and CEO. “During the quarter we took higher charge offs and substantially strengthened reserves to address specific loan situations and to recalibrate for our revised outlook for the U.S. economy. The significant deterioration of the economy will affect all borrowers including ours,” added Delaney.

“By increasing our Allowance for Loan Losses to $424 million at year-end, which equates to over 200% of delinquent loans and 96% of loans on non-accrual status, we believe we have boosted reserves to a level that accurately reflects the severe economic conditions our borrowers are facing. We expect that we should see lower provisions in future quarters,” said Thomas A. Fink, CapitalSource Chief Financial Officer. “Importantly,” added Fink, “we remain in a strong capital position and believe we have positioned CapitalSource to handle this quarter’s credit costs as well as those we expect in the future.”
“Despite the adverse economic conditions in 2008, we accomplished our long-term goal of obtaining meaningful depository capability,” commented Delaney. “The opening of CapitalSource Bank and the revocation of our REIT status are clearly transformational events for us. CapitalSource Bank is well positioned, with a clean balance sheet and a solid platform upon which we expect to continue to grow our business. We continue to pursue our two-pronged strategy of ‘playing offense’ via our very liquid and very well-capitalized bank, and ‘playing defense’ by managing the credit outcomes and limited liquidity outside of the Bank,” concluded Delaney.
“We are focusing on liquidity and credit,” added Fink. “With our fourth quarter provision, we believe we have taken a significant and proactive step in preparing for the credit outcomes that are emerging in our portfolio from the current recession. With other recent steps we have taken, including the completion of the amendment to our syndicated credit facility, we believe we are on our way to addressing the near- and mid-term funding risks in our non-bank portfolio,” said Fink.
Commercial Banking
•	Total commercial lending assets were $10.9 billion at December 31, 2008 compared to $11.1 billion at the end of the prior quarter. Commercial lending assets include loans, loans held for sale, the commercial real estate “A” Participation Interest and related accrued interest. As further explained below, the decrease was primarily due to a $230 million net reduction in the “A” Participation Interest and loan payoffs and charge offs, partially offset by $395 million of net loan growth during the quarter.

•	Total commercial loans and loans held for sale increased slightly to $9.5 billion at the end of the quarter, from $9.4 billion at prior quarter end. Net loan growth at CapitalSource Bank during the quarter was approximately $264 million. Payoffs of $95 million during the quarter included $93 million of loan payoffs outside of CapitalSource Bank.

•	The “A” Participation Interest was $1.4 billion at the end of the quarter, reflecting principal repayments during the quarter of $241 million in line with expectations, partially offset by discount accretion of $11 million during the quarter. At the end of the quarter, the “A” Participation Interest represented 32% of the total underlying loan and property balances, a decrease from 38% at acquisition in July 2008. Under the “A” Participation Interest structure, the Company receives 70% of all principal collections on the underlying loans and properties. Payments on the “A” Participation Interest are current and the Company’s interest is well secured by the total underlying collateral pool which was $4.4 billion at the end of the quarter.

•	Cash and cash equivalents totaled $1.3 billion at the end of the quarter, consistent with the prior quarter.

•	Restricted cash was $202 million at the end of the quarter, compared to total consolidated restricted cash of $419 million. For the quarter ended December 31, 2008, segment restricted cash decreased from $212 million at the prior quarter end.

•	Marketable securities, which consist primarily of investments in Agency discount and callable notes at CapitalSource Bank, were $643 million at the end of the quarter, a decrease of $154 million from the prior quarter due to the maturity of investments during the quarter.

•	Interest income was $228 million for the quarter, a slight decrease of $0.5 million from the prior quarter due to lower commercial loan balances and lower short-term market interest rates, offset by our ownership of the “A” Participation Interest and marketable securities for a full quarter. Prior quarter results reflected our ownership of the “A” Participation Interest and marketable securities for only approximately two months of the prior quarter from the opening of CapitalSource Bank in late July 2008.

•	Yield on average interest-earning assets was 7.83% for the quarter, a decrease of 53 basis points from the prior quarter due primarily to a 43 basis point decrease in weighted average one-month LIBOR and a 94 basis point decrease in the weighted average Prime Rate during the quarter.

•	Loan yield was 9.19% for the quarter, a decrease of 35 basis points from the prior quarter due primarily to an increase in non-accrual loans and the effect of lower market interest rates, offset by interest rate floors in many of our loans. Lending spread to average one-month LIBOR for the quarter was 7.00%.

•	Prepayment-related fee income on loans was $4 million for the quarter and contributed 16 basis points to yield, consistent with prepayment-related fee income in the prior quarter.

•	Deposits were $5.0 billion at December 31, 2008, consistent with the prior quarter. Deposits provided 46% of total segment funding at the end of the quarter and the average cost of deposits during the quarter was 3.49% compared to 3.37% in the prior quarter. During the quarter, local market conditions and competition required CapitalSource Bank to offer higher deposit rates even as general short-term market rates of interest declined. However, since the beginning of 2009, deposit market conditions have improved, resulting in significantly lower costs of incremental and renewed deposits to date in the first quarter 2009.

•	Cost of funds was 4.76% for the quarter, a decrease of 44 basis points from the prior quarter primarily due to the lower interest rate environment and the full quarter benefit of deposit funding from CapitalSource Bank. Funding spread to average one-month LIBOR was 2.57%, consistent with the prior quarter.
Credit Metrics
•	Non-accruals as a percentage of commercial lending assets, which the Company considers its primary credit metric, were 4.03%, an increase of 164 basis points from the prior quarter.

•	Revised delinquency disclosure, beginning with our December 31, 2008 reporting, we are revising our delinquency disclosures to conform with reporting standards for banks. For comparability purposes, our prior 60+ day delinquency disclosure is provided for this earnings release in addition to our new 90+ day delinquency metric. CapitalSource Bank currently has no delinquent loans.

•	Loans 90 or more days delinquent, as a percentage of commercial lending assets, were 1.30% a decrease of 42 basis points from the prior quarter.

•	Loans 60 or more days contractually delinquent, as a percentage of commercial lending assets, were 1.75%, a decrease of 6 basis points from the prior quarter.

•	Net charge offs were $184 million, an increase of $98 million from the prior quarter. As a percentage of average commercial lending assets, net charge offs for the trailing 12 months were 289 basis points.

•	Provision for loan losses was $446 million for the quarter, an increase of $335 million from the prior quarter. The increase was primarily due to higher policy reserves taken in the quarter to reflect current performance of our loans and our expectation of losses in our portfolio due to the current economic environment.

•	Allowance for loan losses was $424 million at the end of the quarter, a net increase of $260 million from the prior quarter. As a percentage of commercial lending assets, the allowance for loan losses was 3.89%, an increase of 241 basis points from the prior quarter.
Healthcare Net Lease Segment
•	Direct real estate investments were $990 million, a small decrease from the prior quarter, primarily due to depreciation. No acquisitions or sales occurred during the quarter.
Residential Mortgage Investment Segment
•	Mortgage-backed securities, consisting of Agency MBS, declined $34 million to $1.5 billion as of quarter end primarily due to principal repayments made during the quarter, partially offset by unrealized gains. All of our Agency MBS in the REIT compliance portfolio have been sold during the first quarter of 2009 and all of the associated derivatives were unwound. We expect to report an incremental gain of $14 million on these transactions in the first quarter of 2009. All amounts due under the repurchase agreements used to finance Agency MBS were fully repaid in the first quarter of 2009.

•	Mortgage-related receivables decreased $40 million to $1.8 billion, primarily due to principal repayments during the quarter. The Company currently intends to hold the mortgage-related receivables until maturity. Beginning in 2009, the Residential Mortgage Investment Portfolio will no longer be reported as a separate segment and the mortgage-related receivables will be merged into the Commercial Banking segment.

•	Restricted cash for the Residential Mortgage Investment segment was $202 million at the end of the quarter, compared to total consolidated restricted cash of $419 million at the end of the quarter. Restricted cash consisted of short-term investments made for REIT compliance purposes. These investments collateralized certain repurchase agreements. For the quarter ended December 31, 2008, segment restricted cash decreased significantly from $1.6 billion at the prior quarter end as a result of the sale or maturity of these investments during the quarter.

Consolidated Other Income
•	Loss on investments, net was a $40 million loss for the quarter, compared to a loss of $30 million in the prior quarter primarily due to write-downs on certain cost-based investments and a $20 million loss due to the other-than-temporary impairment of a debt security owned by us, partially offset by realized gains on investment sales.

•	Loss / gain on derivatives was a $21 million loss for the quarter, compared to a gain of $3 million in the prior quarter, primarily due to an unrealized loss resulting from mark-to-market decreases in the value of “pay fixed” swaps used to hedge interest rate risk between our fixed-rate loans and floating-rate debt where we do not employ hedge accounting.

•	Loss on the residential mortgage investment portfolio, net was a $30 million loss for the quarter compared to a loss of $27 million in the prior quarter, primarily due to the widening of spreads on Agency MBS during the quarter.

•	Loss / gain on debt extinguishment was a $24 million loss for the quarter compared to $70 million gain in the prior quarter, due primarily to the previously disclosed loss of $28 million on an exchange of convertible debt for common shares, partially offset by a $4 million gain on term debt extinguishment.

•	Other income / loss, net was a $32 million loss for the quarter compared to $12 million gain in the prior quarter, primarily due to the $11 million of losses related to REO and net foreign currency losses of $9 million.
Operating Expenses
•	Total operating expense was $92 million in the quarter, an increase from $62 million in the prior quarter due primarily to a $15 million increase in compensation and benefits (including an expense related to a 2 million restricted stock unit award to the CEO), professional fees that also include $5 million in fees associated with the previously-planned IPO of the healthcare net lease business, a full quarter of operating expenses for CapitalSource Bank and legal and other professional fees, partially offset by lower marketing and administrative expenses.

•	Operating expenses as a percentage of average total assets (excluding direct real estate depreciation) increased in the quarter to 1.74%, an increase of 57 basis points from the prior quarter. The Company anticipates the normal run rate of operating expenses for 2009 will be in the range of $70 — $75 million per quarter.
Subsequent Events
•	On February 25, 2009 we completed the planned amendment of our syndicated credit facility. This amendment includes a modification to the interest coverage covenant and charge off ratio covenant to reflect our revised business plan. In addition, we have reduced the syndicated credit facility commitment to $995 million from $1.07 billion, which fulfills the March 31, 2009 amortization requirement one month ahead of schedule.
Share Count
•	Weighted average dilutive shares outstanding were 277.2 million shares for the quarter, compared to 272.6 million shares for the prior quarter.

Dividends
•	A regular quarterly cash dividend of $0.05 per common share was paid on January 29, 2009 to common shareholders of record on December 31, 2008.
CapitalSource will hold an analyst and investor conference call with a simultaneous webcast on February 27, 2009 at 8:30 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter and full year 2008 results and provide an update on the Company. To participate, analysts and investors may call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, utilizing the pass code 9078436. Other interested parties may access a webcast of the conference call at the Investor Relations section of the CapitalSource website at www.capitalsource.com.
A telephonic replay will be available from approximately 12 noon (Eastern Standard Time) on February 27, 2009 through March 10, 2009 at (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with the pass code 427943. An audio replay will also be available on the Investor Relations section of the CapitalSource website. A transcript of the earnings conference call will also be posted to the Investor Relations section of the CapitalSource website on February 27, 2009.
CapitalSource has posted supplemental financial tables to the Investor Relations homepage of the CapitalSource website at the following address: http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses, and, through its wholly owned subsidiary, CapitalSource Bank, provides depository products and services in southern and central California. As of December 31, 2008, CapitalSource had $11.9 billion of commercial lending assets and direct real estate investments, and $5 billion in deposits. The Company is headquartered in Chevy Chase, MD. For more information about CapitalSource, visit www.capitalsource.com.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about growing our business, our outlook for the U.S. economy and its impact on our borrowers and business, our expectations regarding future losses and loan loss provisions, our liquidity and credit outcomes, the performance of the “A” Participation Interest, our intentions with respect to our mortgage-related receivables and related reporting segments and our anticipated run rate of operating expenses, all of which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “will,” “continue,” “look forward,” “should,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions; continued or worsening disruptions in the economy and credit and other markets; movements in interest rates and lending spreads; our ability to successfully and cost effectively operate CapitalSource Bank; competitive and other market pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; changes in tax laws or regulations affecting our business; and other factors described in CapitalSource’s 2007 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
In addition, historical information presented in this earnings release is being furnished on a preliminary basis as we are continuing to refine this data, particularly as it relates to or is derivative of income tax matters, to insure its completeness and accuracy. We encourage investors to carefully read our Annual Report on Form 10-K, which we expect to file next week, before drawing any final conclusions as to the Company’s financial condition.